Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David Castaneda

Vice President-Investor & Media Relations

Phone: 713-265-0202

E-mail: Info@Cheniere.com

Federal Energy Regulatory Commission Issues Sabine Pass LNG

Final Environmental Impact Statement

Houston – November 12, 2004 – Cheniere Energy, Inc. (AMEX: LNG) reported today that the Federal Energy Regulatory Commission has issued the Final Environmental Impact Statement for Sabine Pass LNG, L.P. and Cheniere Sabine Pass Pipeline Company.

The Federal Energy Regulatory Commission (FERC) Staff concludes that approval of the Sabine Pass LNG and Pipeline Project, with appropriate mitigating measures as recommended, would have limited adverse environmental impact.

Issuance of the Final Environmental Impact Statement clears the last step in FERC’s environmental review process before it may issue an order granting authorization under Section 3 of the Natural Gas Act for the siting, construction and operation of the Sabine facility.  Cheniere filed an application with FERC on December 22, 2003, for authorization to construct and operate the facility which will have an initial processing capacity of 2.6 Billion cubic feet per day.

Cheniere Energy expects construction of the facility to begin in the first quarter of 2005.

Cheniere Energy, Inc. is a Houston-based developer of liquefied natural gas receiving terminals and a Gulf of Mexico E&P company.  Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, LA, and near Corpus Christi, TX.  Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas.  Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data.  Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.Cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.